EXHIBIT 10.19
STANDARD MOTOR PRODUCTS, INC.
2025 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – EMPLOYEES

        THIS AGREEMENT, dated as of ____________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and _________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and the Awardee wishes to accept the Award under the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:
1.    Award of RSUs.
    (a)    Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ________ Restricted Stock Units (“RSUs” or “Units”), subject to the terms and conditions of the Plan and those herein set forth (“RSU Award” or “Restricted Stock Unit Award”).  The RSU Award is granted as of the date of this Agreement as noted above (“Grant Date”).
        (b)    The value of each RSU on any date shall be equal to the value of one Share of the Company’s common stock on such date; and the value of the Company’s common stock is the Fair Market Value of the Shares (as defined in the Plan) on the relevant date.
(c)    Except as otherwise provided herein, the Restricted Stock Units shall remain nonvested, nontransferable and subject to a substantial risk of forfeiture.
2.    Vesting of RSU Award.  Unless otherwise provided by the Committee, the RSU Award, and all amounts receivable in connection with any adjustments to the Shares under Sections 4.3 and 18.2 of the Plan, shall be subject to the vesting schedule and rules in this Section 2.
(a)    Vesting Schedule.  The RSUs shall become vested on [_______________].  In the event the Awardee’s Service is terminated for any reason (a “Termination of Service”) before the RSU Award vests, except as provided in this Section 2 below, the Awardee shall forfeit the portion of the RSU Award that has not vested as of the Termination of Service.
[IF & AS APPLICABLE: (b)    Death, Disability or Involuntary Termination without Cause.  In the event of the Awardee’s Termination of Service due to the

Awardee’s: (i) death, (ii) Disability, or (iii) involuntary termination without Cause, the Awardee shall be immediately vested in [the entire RSU Award OR a pro-rata portion of the RSU Award, as determined in accordance with the following sentence. The pro-rata portion of the RSU Award that shall vest pursuant to the preceding sentence shall be equal to ____________________.]
[IF & AS APPLICABLE: (c)    Qualifying Retirement.  In the event of the Awardee’s Termination of Service due to the Awardee’s Qualifying Retirement, this RSU Award shall continue to vest ratably in three equal annual installments pursuant to Section 2(a) above; provided that, if the Awardee’s Qualifying Retirement occurs during the same calendar year in which this RSU Award is made, then the number of Units awarded pursuant to Section 1 shall be prorated. The pro rata amount shall be calculated by dividing the number of weeks served (rounded up for any partial weeks of service) during the calendar year in which the Award is made by fifty-two.]
(d)    Change of Control.  Notwithstanding any provision of this Section 2 to the contrary, [the entire RSU Award shall become immediately vested in full OR the provisions of Article 17 of the Plan shall apply OR ________________] upon a Change of Control of the Company.
3.    Forfeiture of Unvested RSUs. All RSUs that are forfeitable shall be forfeited if Awardee has a Termination of Service other than pursuant to [Sections 2(b), 2(c) or 2(d) above].
4.    Payment of Awards.
(a)    Time of Payment. Payment of Awardee’s RSUs shall be made as soon as practicable after the Units have Vested, but in no event later than March 15th of the calendar year after the year in which the Units Vest.
(b)    Form of Payment. The vested RSUs shall be paid in (a) whole Shares of the Company’s common stock, (b) cash, or (c) a combination of whole Shares of the Company’s common stock and cash, as determined solely at the discretion of the Company.
5.    No Right to Continued Service.  This RSU Award shall not confer upon the Awardee any right with respect to continuance of employment or any other form of Service with the Company nor shall this RSU Award interfere with the right of the Company to terminate the Awardee’s employment or other Service at any time and for any reason.
        6.    Tax Withholding.  No later than the date of vesting of the RSUs, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have in connection with the RSUs. To this end, the Awardee shall, as applicable:

[AS APPLICABLE: (a)  pay the Company the amount of tax to be withheld (which may be accomplished through a direction for payroll withholding with respect to other cash amounts due to the Awardee from the Company); AND/OR
(b)  at the discretion of the Company, deliver to the Company already-owned Shares held by the Awardee, having a Fair Market Value of not less than the amount of the tax withholding due, which Shares have been owned by the Awardee for more than six (6) months; AND/OR
(c)  at the discretion of the Company, make a payment to the Company consisting of a combination of cash and Shares described in (b); AND/OR
            (d)  at the discretion of the Company, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (in an amount equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion).]
Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this RSU Award.
                        7.         References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
                        8.         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email of a PDF document (with confirmation of transmission), or certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records (including a Company-provided email address),

or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

                        9.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
                        10.         Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.
                        11.    Accounts. RSUs granted to Awardee shall be credited to an account (the “Account”) established and maintained for Awardee. An Awardee’s Account shall be the record of the RSUs granted to Awardee under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.
        12.    Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Restricted Stock Unit Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
        13.    Awardee Bound by Plan. Awardee has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.
        14.    No Rights of a Stockholder. Prior to the time, if at all, the RSUs are fully vested and paid out in Shares, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber the RSUs, and the Awardee shall have no rights as a stockholder.
        15.    Holding Period. If the Awardee is subject to the Company’s Stock Ownership Guidelines, as amended from time to time in the sole discretion of the Company, then, unless waived by the Company, after the end of the vesting period set forth in paragraph 2(a) above, the Awardee shall be subject to a mandatory holding period of __________ for any Shares acquired by such Awardee upon vesting of the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order. The holding period shall not apply if vesting of the Award has been accelerated due to a Change of Control of the Company.
        16.       Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and Share incentive plans of the Company, and hereby waives any entitlement to future grants of any Shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or Shares except as specifically set forth in the Plan, or except as provided in previous grants.

            17.       Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
[IF APPLICABLE: 18.    Forfeiture.   If the Awardee is an executive officer subject to Section 16 of the Exchange Act, this RSU Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, as amended from time to time in the sole discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable government agency. [IF APPLICABLE, other circumstances to be described, which may apply to executive officers or other employees, under which the Award may be subject to reduction, cancellation, forfeiture, or recoupment, such as violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Awardee, or other conduct by the Awardee that is detrimental to the business or reputation of the Company, its Affiliates, or its Subsidiaries.]]
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
/s/
                        Awardee

STANDARD MOTOR PRODUCTS, INC.

/s/
Name:
Title: